EXHIBIT 16.1


Letter of KPMG LLP Regarding Change in Certifying Accountant


Securities and Exchange Commission
Washington, D.C. 20549

June 10, 2001

Ladies and Gentlemen:

We were previously principal accountants for Oak Technology, Inc. (the "Company") and, under the date of July 24, 2000, we reported on the consolidated financial statements of Oak Technology, Inc. and subsidiaries as of and for the years ended June 30, 2000 and 1999. On June 5, 2001, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated June 5, 2001, and we agree with such statements except that we are not in a position to agree or disagree with the Company's statements regarding the evaluation of services offered by a number of independent accounting firms as reviewed by the Audit Committee of the Board of Directors of the Company or the engagement of PricewaterhouseCoopers LLP, that the change was approved by the Audit Committee of the Board of Directors, or that the newly engaged independent accountants were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

Very truly yours,

/s/ KPMG LLP